UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2012

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 200, Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 922-6463

_______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Size Increase

On July 27, 2012, the board of directors (the “Board”) of Westmoreland Coal Company (the “Company”) increased the number of directors that constitute the Board from six to seven members, with immediate effect.

Appointment of New Director

On July 27, 2012, the Board appointed Mr. Michael G. Hutchinson as director to fill the newly created directorship resulting from the increase in the authorized number of directors from six to seven members, effective as of August 1, 2012. Mr. Hutchinson has been appointed to serve on the Audit and Compensation & Benefit Committees. On August 1, 2012, Mr. Hutchinson will be receiving a pro rata equity grant in line with the standard director grant that will vest at next year’s annual meeting.  In addition, Mr. Hutchinson is also eligible to receive the standard director compensation package, as approved by the Board of Directors on an annual basis and disclosed in the Company’s proxy statement.

Mr. Hutchinson, 56, recently retired from Deloitte & Touche. His Deloitte career spanned nearly 35 years, leading their Denver Energy and Natural Resources Practice for the last fifteen years while at the same time managing the Audit and Enterprise Risk Management practice of the Denver office. Mr. Hutchinson is a native of Colorado having graduated from the University of Northern Colorado in 1978 with a Bachelor’s degree specialization in Accounting.

Mr. Hutchinson is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers.  In the last fiscal year, the Company has not engaged in any transaction in which Mr. Hutchinson or a person related to Mr. Hutchinson had a direct or indirect material interest.  To the Company’s knowledge, there is no arrangement or understanding between any of its officers and directors and Mr. Hutchinson pursuant to which Mr. Hutchinson was selected to serve as a director.

Item 9.01.     Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated July 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: July 27, 2012	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 27, 2012